EXHIBIT 10.42

                              MEMO OF UNDERSTANDING

                 iENTERTAINMENT NETWORK WITH RAYMOND E. RUTLEDGE

The parties agree as follows:

1. The February 1, 1995 employment agreement with Raymond E. Rutledge has been satisfied. In full satisfaction of this agreement, the company grants the following consideration effective October 18, 1999:

         A) A 3-year extension on the exercise period on all existing stock options to October 18, 2002 (See attachment number 1).

         B)      A free iEntertainment Network account through October 18, 2002.

2. Whereas the Company requires the services of Raymond E. Rutledge in the area of new business development, the Company has entered into a Consulting Agreement for the period December 1, 1999 through November 30, 2000. The compensation will be $10,300 (ten thousand three hundred dollars) per month, for this 12-month period, in fully registered, unrestricted company stock, payable by the 5th day of the following month. The price utilized to determine the number of shares will be the average closing price for the last 5 (five) trading days of the preceding month. The terms will be further defined in the Consulting Agreement (Attachment 2).

Raymond E. Rutledge and the Company agree to release all past, current, and future claims and restrictions of any kind against one another, and further Raymond E. Rutledge agrees that the Company has no further liability as it relates to his past employment and past employment agreements.

This agreement is agreed to and accepted this 1st day of December, 1999.


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Raymond Rutledge          Date        Mike Pearce, Chief Executive Officer  Date
                                      iEntertainment Network

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Cheri Shumate, Witness    Date


Attachment 1 - New ISO schedule for Raymond E. Rutledge
Attachment 2 - Consultant Agreement